Exhibit 99.1

Contacts:
Joseph Jones (Media)	Richard Veldran (Investors/Analysts)
jonesjo@dnb.com	veldranr@dnb.com
973.921.5732	973.921.5863

D&B Announces Sara Mathew, Company President and Chief Operating Officer, elected to Board of Directors of D&B

Short Hills, N.J. – December 18, 2007 – D&B today announced that Sara Mathew, the Company’s President and Chief Operating Officer, has been elected to the board of directors of D&B effective January 1, 2008.

“Sara has been a partner in driving the transformation of D&B over the past 6 years,” said Steve Alesio, Chairman and CEO of D&B. “She has been instrumental in leading D&B to consistently deliver on our strong financial commitments to shareholders and integral in driving our early progress against our strategic growth plan,” Alesio continued. “Sara’s strategic thought leadership and results focus drives the Board’s confidence in her ability to contribute more broadly to D&B’s long-term success.”

Sara joined D&B in August 2001 as Chief Financial Officer and as a member of the Company’s Global Leadership team. Since then, Sara has assumed additional executive assignments, while retaining her CFO role. In January 2006, she added responsibility as President – International. In September 2006, she then became President – U.S. In February 2007, Sara was promoted to the Company’s President and Chief Operating Officer, relinquishing her role as CFO. Prior to joining D&B, Sara had an 18-year career with Procter & Gamble, where she served in a number of executive positions in finance and general management, both domestically and overseas.

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About D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence(R) for over 165 years. D&B’s global commercial database contains more than 115 million business records. The database is enhanced by D&B’s proprietary DUNSRight(R) Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides customers with four solution sets, which meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions(TM) to mitigate credit risk, increase cash flow and drive increased profitability; D&B Sales & Marketing Solutions(TM) to increase revenue from new and existing customers; D&B E-Business Solutions(TM) to convert prospects into clients faster by enabling business professionals to research companies, executives and industries; and D&B Supply Management Solutions(TM) to increase cash by generating ongoing savings from our customers’ suppliers and by protecting our customers from serious financial, operational and regulatory risk. For more information, please visit www.dnb.com.